                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Employee and Consultant Stock Option Plan and the 1996 Employee Stock Purchase Plan of Broderbund Software, Inc. of our reports dated October 4, 1995, except for Note 2 as to which the date is November 7, 1995, and November 27, 1995, with respect to the consolidated financial statements of Broderbund Software, Inc. incorporated by reference in the Form 10-K for the year ended August 31, 1995 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

San Francisco, California
October 4, 1996